EXHIBIT 21.1

Fuel Systems Solutions, Inc.

Subsidiaries of Fuel Systems Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of

Delaware.

Name of subsidiary	Jurisdiction	State or province where registered/organized
IMPCO Technologies, Inc.	United States	Delaware
Impco Technologies Pty. Ltd.	Australia	Victoria
Impco Technologies (SA) Pty. Ltd.	Australia	South Australia
Impco Technologies (NSW) Pty. Ltd.	Australia	New South Wales
Impco Technologies Fuel Systems Pty, Ltd.	Australia	New South Wales
Impco Technologies Japan, KK	Japan	Fukuoka
Grupo IMPCO Mexicano	Mexico	Estado de México
IMPCO BRC Mexicano	Mexico	Estado de México
IMPCO Technologies B.V.	Netherlands	Delfgauw, Holland
IMPCO Technologies, GmbH	Germany	Grünberg, Germany
IMPCO Technologies, S.a.r.l.	France	Genas Cedex, France
IMPCO Technologies, Ltd.	United Kingdom	Malvern, U.K
B.R.C. S.r.L	Italy	Cherasco (CN)
M.T.M. S.r.L.	Italy	Cherasco (CN)
M.T.E. S.r.L.	Italy	Cavallermaggiore (CN)
BRC Argentina S.A.	Argentina	Buenos Aires
BRC Brasil S.A.	Brazil	Rio de Janeiro
NG LOG Armazen Gerais Ltd.	Brazil	Sao Paulo
Jehin Engineering Company, Ltd.	Korea	Seoul
Zavoli, S.r.L.	Italy	Cesena
WMTM Equipamento de Gases Ltda.	Brazil	Manaus
BRC Pakistan	Pakistan	Karachi